Sound Financial Bancorp, Inc. Earns $1.1 Million for the Second Quarter of 2013,
Posting Its Fourteenth Consecutive Quarter of Profitability

Seattle, Wash., July 30, 2013 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.1 million for the second quarter of 2013, or $0.43 per diluted common share.  The increase was primarily a result of a $650,000 decrease in the provision for loan losses as a result of a significant reduction in nonperforming loans and higher net interest income.  By comparison, net income for the second quarter of 2012 was $593,000, or $0.20 per average diluted common share.

“We are pleased to report another strong quarter in terms of earnings as well as continued improvement on asset quality,” said, President and CEO, Laurie Stewart. “We are working diligently to increase revenues and improve efficiency.  We accomplished both of these goals this quarter and we are developing quality relationships in all of our markets to foster additional business every day.”

Second Quarter 2013 Highlights

•	Net income increased 91% to $1.1 million for the second quarter of 2013, from $587,000 a year ago and $797,000 for the first quarter of 2013.

•	Net interest income increased 8.3% to $4.3 million for the second quarter of 2013, from $4.0 million a year ago and $3.8 million for the first quarter of 2013.

•	Deposits increased 1.8% at June 30, 2013, compared to June 30, 2012, and increased 2.4% from December 31, 2012.

•
The cost of deposits declined seven basis points to 0.62% for the second quarter of 2013, compared to 0.69% for the second quarter of 2012, and declined two basis point from 0.64% for the first quarter of 2013.

•	Loans (excluding loans-held-for-sale) increased 17.1% to $358.7 million at June 30, 2013, compared to $306.4 million at June 30, 2012, and increased 9.8% from $326.7 million at December 31, 2012.

•	Nonperforming assets decreased 66.9% and 50.3% to $3.2 million at June 30, 2013, compared to $9.6 million at June 30, 2012 and $6.4 million at December 31, 2012, respectively.

•	Net charge-offs totaled $367,000 for the second quarter of 2013, compared to net charge-offs of $1.0 million for the second quarter of 2012, and $452,000 for the first quarter of 2013.

•
The provision for loan losses was $450,000 for the second quarter of 2013, compared to a $1.1 million provision for loan losses for the second quarter of 2012, and $250,000 for the first quarter of 2013.

•
The allowance for loan losses ("ALLL") declined 7.2% to $4.1 million at June 30, 2013, from $4.4 million at June 30, 2012, and declined 2.8% from $4.2 million at December 31, 2012. The ALLL was 1.15% of total loans at June 30, 2013, compared to 1.45% at June 30, 2012, and 1.30% at December 31, 2012.

Capital ratios exceeded regulatory requirements for a well-capitalized financial institution on a holding company and bank level at June 30, 2013

Operating Results

Net interest income increased by $332,000 or 8.3% to $4.3 million in the second quarter of 2013, compared to $4.0 million in the second quarter a year ago, primarily due to higher average loan balances and lower cost of funds.  Net interest income for the first quarter of 2013 was $4.1 million.

The net interest margin was 4.68% for the second quarter of 2013, compared to 5.24% for the second quarter of 2012, and 4.55% for the first quarter of 2013. The decline in the net interest margin in the second quarter of 2013 as compared to a year ago was primarily due to lower loan yields due to the continued low interest rate environment.

The provision for loan losses in the second quarter of 2013 was $450,000, compared to $1.1 million for the second quarter a year ago and $250,000 for the first quarter of 2013.  The decline in the second quarter of 2013 as compared to a year ago was primarily due to lower charge-offs and lower average balances of nonperforming loans which was partially offset by higher average loan balances and changes in the asset mix of our loan portfolio.

Noninterest income increased by $572,000, or 72.8% to $1.4 million in the second quarter of 2013, compared to $786,000 in the second quarter a year ago, primarily due to an increase in mortgage servicing income and a $250,000 increase in the fair value of mortgage servicing rights.  Noninterest income for the first quarter of 2013 was $1.4 million. The gain on sale of loans declined during the second quarter as compared to the prior quarter due to reduced refinancing activity, which may continue, due to the increase in mortgage interest rates during the second quarter.

Total noninterest expense for the second quarter of 2013 was $3.6 million, up 26.2% compared to $2.8 million for the second quarter of 2012 and down 11.1% compared to $4.0 million for the first quarter of 2013.  The increase in noninterest expense from a year ago was primarily due to increased compensation expenses paid to commission-based employees as a result of increased loan demand and operations expense related to losses and potential losses on loans serviced for Fannie Mae.

The efficiency ratio for the second quarter of 2013 was 59.74%, compared to 58.51% for the second quarter of 2012, and 61.49% for the first quarter of 2013.  The increase in the efficiency ratio in the second quarter of 2013 compared to a year ago was primarily due to higher salary, benefits and loan expenses associated with higher loan demand.

Balance Sheet Review, Capital Management and Credit Quality

The Company's total assets increased 15.3% to $409.6 million at June 30, 2013, from $355.1 million a year ago, and increased 7.5% from $381.0 million at December 31, 2012.  This increase was primarily a result of higher loan balances which increased $52.6 million from a year ago and $32.0 million from the end of 2012, primarily due to a $15.5 million increase in commercial and multifamily loans in 2013.  In addition, construction and land loans increased $13.0 million year over year reflecting the improvement in the housing market in the communities we serve.

The investment securities available-for-sale portfolio totaled $17.0 million at June 30, 2013, compared to $9.0 million at June 30, 2012, and $22.9 million at December 31, 2012.  At June 30, 2013, the securities available-for-sale portfolio was comprised of $14.3 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities) and $2.7 million in private-label mortgage-backed securities.

Loans, excluding loans held-for-sale, totaled $358.7 million at June 30, 2013, an increase of 17.1% from $306.4 million at June 30, 2012, and an increase of 9.8% from $326.7 million at December 31, 2012. The loan portfolio remains well-diversified with commercial real estate loans accounting for 41.5% of the portfolio, of which 25.4% were owner-occupied.  Residential real estate loans accounted for 28.2% of the portfolio. Home equity, manufactured and other consumer loans accounted for 16.4% of the portfolio. Construction and land accounted for 10.7% of the portfolio and commercial and industrial loans accounted for the remaining 3.3% of total loans at June 30, 2013.

The weighted average yield on the loan portfolio was 5.66% for the second quarter of 2013, compared to 5.89% for the same period in 2012, and 5.37% for the first quarter of 2013.

Nonperforming assets ("NPAs"), which include non-accrual loans, accruing loans 90 days and more delinquent, and foreclosed assets, totaled $3.2 million, or 0.78% of total assets, at June 30, 2013, compared to $9.5 million, or 2.71% of total assets, a year ago. NPAs were $6.4 million, or 1.68% of total assets at December 31, 2012.

The following table summarizes our NPAs at June 30, 2013 and December 31, 2012:

	June 30, 2013		December 31, 2012
	Balance	% of Total	Balance	% of Total
Nonperforming loans:
One- to four- family	$858	26.9%	$1,143	17.8%
Home equity loans	718	22.5%	717	11.2%
Commercial and multifamily	396	12.4%	1,347	21.0%
Construction and land loans	-	NM	471	7.3%
Manufactured	24	0.8%	29	0.5%
Other consumer	-	NM	8	0.1
Commercial business	-	NM	197	3.1%
Total nonperforming loans	$1 996	37.4%	$3,912	61.0%
OREO and repossessed assets:
One- to four- family	$1,131	35.5%	1,318	20.5%
Commercial and multifamily	-	NM	1,073	16.7%
Manufactured	59	1.9%	112	1.7%
Total OREO and repossessed assets	1,190	37.4%	2,503	39.0%
Total nonperforming assets	$3,186	100.0%	$6,415	100.0%

The following table summarizes the allowance for loan losses:

	For the Quarter Ended:
	June 30,	March 31,	June 30,
	2013	2013	2012
ALLOWANCE FOR LOAN LOSSES
(in $000's, unaudited)
Balance at beginning of quarter	$4,046	$4,248	$4,350
Provision for loan losses during the quarter	450	250	1,100
Net charge-offs during the quarter	(367)	(452)	(1,001)
Balance at end of quarter	$4,129	$4,046	$4,449

Total loans	$358,659	$338,866	$306,394
Total nonperforming loans	$1,996	$2,295	$6,777

Allowance for loan losses to total loans	1.15%	1.19%	1.45%
Allowance for loan losses to total nonperforming loans	206.86%	176.30%	65.65%

The decrease in the allowance for loan losses at June 30, 2013, compared to June 30, 2012, was primarily due to improved credit metrics of our loan portfolio, as well as a decrease in net charge-offs.  Net charge-offs totaled $379,000 for the second quarter of 2013, compared to net charge-offs of $1.0 million for the second quarter of 2012, and net charge-offs of $452,000 for the first quarter of 2013.

Deposits totaled $319.5 million at June 30, 2013, compared to $313.7 million at June 30, 2012, and $312.1 million at December 31, 2012.  Borrowings from the FHLB of Seattle increased to $40.5 million at June 30, 2013, compared to $8.2 million at June 30, 2012 and $21.9 million at December 31, 2012.

The total cost of deposits decreased 7 basis points to 0.62% during the second quarter of 2013, from 0.69% during the second quarter of 2012, and decreased 2 basis points from 0.64% during the first quarter of 2013.  The total cost of borrowings decreased 218 basis points to 0.59% during the second quarter of 2013, from 2.77% during the second quarter of 2012, and decreased 34 basis points from 0.93% during the first quarter of 2013.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures.  Sound Financial Bancorp, Inc. believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy.  Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding mortgage servicing rights). Tangible assets are total assets less goodwill and other intangible assets, net (excluding mortgage servicing rights). The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Jun 30, 2013	Dec 31, 2012	Jun 30, 2012

Total shareholders' equity	$45,497	$43,457	$30,042
Subtract:
Goodwill and other intangible assets, net	692	722	814
Tangible common shareholders' equity	$44,805	$42,704	$29,228

Total assets	$409,565	$381,044	$355,072
Subtract:
Goodwill and other intangible assets, net	692	722	814
Tangible assets	$408,873	$380,291	$354,258

Common shares outstanding at period end	2,587,544	2,587,544	2,587,760

Tangible common equity ratio	10.96%	11.23%	8.25%
Tangible book value per common share	$17.31	$16.50	$11.29

Sound Financial Bancorp, Inc., a bank holding company established in August 2012, is the parent company of Sound Community Bank, established in 1953 and headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim and Port Angeles. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains statements that are not historical or current fact and constitute forward-looking statements.  In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.

These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results for 2013 and beyond to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially, include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

	For the Quarter Ended			Percent Change From
CONSOLIDATED INCOME STATEMENTS	June 30,	March 31,	June 30,	March 31,	June 30,
(in $000's, unaudited)	2013	2013	2012	2013	2012
Interest income	$4,886	$4,636	$4,598	5.4%	6.3%
Interest expense	544	569	588	-4.4%	-7.5%
Net interest income before provision for loan losses	4,342	4,067	4,010	6.8%	8.3%
Provision for loan losses	450	250	1,100	80.0%	-59.1%
Net interest income after provision for loan losses	3,892	4,067	2,910	2.0%	33.7%
Noninterest income:
Service charges and fee income	551	598	513	-7.9%	19.8%
Increase in cash surrender value of life insurance	74	78	52	-5.1%	42.3%
Mortgage servicing income	184	127	21	44.9%	776.2%
Gain on sale of loans	310	447	308	-30.6%	0.6%
Other noninterest income	239	116	(108)	106.0%	-321.3%
Total noninterest income	1,358	1,366	786	-0.6%	72.8%

Noninterest expense:
Salaries and employee benefits	1,705	1,687	1,423	1.1%	19.8%
Operations expense	991	967	728	2.5%	36.1%
Data processing	318	288	262	10.4%	21.4%
Losses and expenses related to OREO	164	675	22	-75.7	645.5%
Other noninterest expense	391	399	393	-2.0%	-0.5%
Total noninterest expense	3,569	4,016	2,828	-11.1%	26.2%
Income before income taxes	1,681	1,167	868	44.0%	93.7%
Income tax expense	539	370	275	45.7%	96.0%
Net income	$1,142	$797	$593	43.3%	92.6%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.44	$0.31	$0.22	41.9%	100.0%
Diluted earnings per share	$0.43	$0.30	$0.22	43.3%	95.5%
Common shares outstanding at period-end	2,587,544	2,587,544	2,587,760	0.0%	0.0%
Book value per share	$17.58	$17.13	$11.61	2.6%	51.4%
Tangible book value per share	$17.31	$16.85	$11.29	2.7%	53.3%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	10.11%	7.24%	7.90%	39.6%	28.0%
Annualized return on average tangible equity	10.28%	7.36%	8.12%	39.7%	26.6%
Annualized return on average assets	1.14%	0.81%	0.68%	40.7%	67.6%
Net interest margin	4.68%	4.55%	5.24%	0.0%	-13.2%
Efficiency ratio	59.74%	61.49%	58.51%	-2.8%	2.1%

	Quarter Ended			Percent Change From
CONSOLIDATED BALANCE SHEETS	June 30,	December 31,	June 30,	December 31,	June 30,
(in $000's, unaudited)	2013	2012	2012	2012	2012
ASSETS
Cash and cash equivalents	$11,760	$12,727	$19,400	-7.6%	-39.4%
Securities available-for-sale, at fair value	16,965	22,900	9,033	-25.9%	87.8%
FHLB stock, at cost	2,357	2,401	2,444	-1.8%	-3.6%
Loans held-for-sale	2,078	1,725	1,053	-0.2%	97.3%
Loans:
One- to four- family residential	101,406	94,059	94,604	7.8%	7.2%
Home equity	35,055	35,364	38,175	-0.9%	-8.2%
Commercial and multifamily	149,157	133,620	111,804	11.6%	33.4%
Construction and land	38,409	25,458	20,564	50.9%	86.8%
Manufactured homes	14,682	16,232	17,463	-9.5%	-15.9%
Other consumer	9,265	8,650	9,861	7.1%	-6.0%
Commercial business	11,802	14,193	14,556	-16.8%	-18.9%
Total loans	359,776	327,576	307,027	9.8%	17.2%
Deferred loan (fees) costs, net	(1,117)	(832)	(633)	34.3%	76.5%
Total loans, including deferred fees and costs	358,659	326,744	306,394	9.8%	17.1%
Allowance for loan losses	(4,129)	(4,248)	(4,449)	-2.8%	-7.2%
Loans, net	354,530	322,496	301,945	9.9%	17.4%
Accrued interest receivable	1,333	1,280	1,234	4.1%	8.0%
Bank-owned life insurance	10,872	7,220	7,099	50.6%	53.1%
OREO and ORA, net	1,190	2,503	2,839	-52.5%	-58.1%
Mortgage servicing rights, at fair value	2,670	2,306	2,558	15.8%	4.4%
Premises and equipment, net	2,233	2,256	2,233	-1.0%	0.0%
Other assets	3,577	3,230	5,234	10.7%	-31.7%
Total assets	$409,565	$381,044	$355,072	7.5%	15.3%

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposit, noninterest-bearing	$33,970	$35,234	$36,123	-3.6%	-6.0%
Demand deposit, interest-bearing	27,966	28,540	25,765	-2.0%	8.4%
Savings and money market	113,388	113,323	114,797	0.1%	-1.2%
Time deposits	144,190	134,986	137,044	6.8%	5.2%
Total deposits	319,514	312,083	313,729	2.4%	1.8%
Borrowings	40,542	21,864	8,185	85.4	395.3%
Accrued interest payable and other liabilities	4,012	3,640	3,116	10.2%	28.8%
Total liabilities	364,068	337,587	325,030	7.8%	12.0%

Shareholders' Equity:
Common stock	26	26	30	0.0%	-13.3%
Paid-in capital	24,745	24,789	12,005	-0.2%	106.1%
Unearned shared – ESOP	(1,598)	(1,598)	(693)	0.0%	130.6%
Retained earnings	22,675	20,736	19,235	5.3%	17.9%
Accumulated other comprehensive loss	(351)	(496)	(535)	-22.3%	-34.4%
Total shareholders' equity	45,497	43,457	30,042	2.6%	51.4%
Total liabilities and shareholders' equity	$409,565	$381,044	$355,072	4.8%	15.3%

	Quarter Ended:			Percent Change From:
	June 30,	December 31,	June 30,	December 31,	June 30,
	2013	2012	2012	2012	2012
CREDIT QUALITY DATA
(in $000's, unaudited)
Nonaccrual loans	$1,481	$3,003	$3,830	-50.7%	-61.3%
Nonperforming restructured and loans over 90 days past due and on accrual	515	909	2,947	-43.3%	-82.5%
Total nonperforming loans	1,996	3,912	6,777	-49.0%	-70.5%
Foreclosed assets	1,190	2,503	2,839	-52.5%	-58.1%
Total nonperforming assets	$3,186	$6,415	$9,616	-50.3%	-66.9%
Restructured loans on accrual	$6,067	$5,614	$5,408	8.0%	12.2%
Net charge-offs during the quarter	$(367)	$(936)	$(1,001)	-59.5%	-62.1%
Provision for loan losses during the quarter	$450	$850	$1,100	-47.1%	-59.1%
Allowance for loan losses	$4,129	$4,248	$4,449	-2.8%	-7.2%
Classified assets	$11,384	$11,169	$14,677	1.9%	-22.4%
Allowance for loan losses to total loans	1.15%	1.30%	1.45%	-11.5%	-20.7%
Allowance for loan losses to total nonperforming loans	206.86%	110.88%	65.65%	86.6%	215.1%
Nonperforming assets to total assets	0.78%	1.68%	2.71%	-53.1%	-71.3%
Nonperforming loans to total loans	0.56%	1.20%	2.21%	-53.2%	-74.8%

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Sound Community Bank:
Tangible equity	$44,805	$42,704	$29,228	4.9%	53.3%
Shareholders' equity / total assets	11.1%	11.4%	8.5%	-2.6%	30.6%
Tangible equity / tangible assets	11.0%	11.2%	8.3%	-1.8%	32.5%
Loan to deposit ratio	112.3%	104.7%	97.7%	7.2%	14.9%
Noninterest-bearing deposits / total deposits	10.6%	11.3%	11.5%	-6.2%	-7.8%
Total risk-based capital ratio	14.15%	14.60%	12.06%	14.4%	38.5%
Tier 1 risk-based capital ratio	12.90%	13.35%	10.81%	16.1%	43.4%
Leverage ratio	10.22%	10.12%	8.28%	13.6%	38.9%

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305